                            press information

MOOGINC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	July 25, 2014		716-687-4225

MOOG’S THIRD QUARTER SALES
AND EPS HIGHER

East Aurora, NY - Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $48 million, or $1.08 a share, an increase of 44% over last year’s $.75 per share. Sales in the quarter of $684 million were up 2% from last year’s $671 million.

Aircraft sales in the quarter of $294 million were up 8% from a year ago. Commercial aircraft sales of $147 million were up $30 million, or 25%. Sales of OEM products to Boeing were 39% higher, at $70 million, while Airbus sales were up 21%. Commercial aftermarket revenue, at $34 million, was 20% higher in the quarter due to strong initial provisioning of 787 spares.

Military aircraft sales of $148 million were down 5% year over year. F-35 sales of $23 million were down $6 million, the result of a decrease in development program support. OEM sales for helicopters were down $7 million, as delivery rates moderated from a year ago. Foreign military sales were higher, offsetting some of the weakness in domestic military OEM sales. Military aftermarket sales were up 7% on increases in repair contracts on various programs, including the F-35 and V-22.

Space and Defense sales of $103 million were 2% higher in the quarter. Space market sales were higher, at $61 million, on improved sales of components for satellites, launch vehicles and the NASA Soft Capture System. Defense sales were $42 million, down $6 million. A year ago this segment benefited from the LAV-25 turret upgrade program.

Sales in the Industrial Systems segment were flat at $148 million. Within the energy market, slower sales of steam and gas turbine products were offset by higher wind energy sales as a new AC pitch control system was introduced in Brazil. Industrial automation sales were up 9%, at $80 million, on small increases in each of the underlying product lines. Sales of simulation and test products were down $6 million, or 16%, due to inventory adjustments at some OEM customers.

The Components segment had sales in the quarter of $111 million, down 2% from last year. Sales into aerospace and defense markets were slightly lower on weaker military aircraft OEM sales and slower spares activity. Non-aerospace and defense sales, including products sold into marine energy markets, were up $2 million, to $64 million.

The Medical Devices segment had sales of $29 million, down $9 million. A year ago, the Ethox Buffalo operation was sold, accounting for a third of the sales decrease. Lower pump and administration set sales accounted for the other $6 million decline.

The current backlog of $1.38 billion is up 6% from the same quarter a year ago.

The Company updated its guidance for fiscal 2014 to include sales of $2.65 billion, net earnings of $165 million and earnings per share of $3.65, compared to $2.63 in fiscal 2013.

The Company also provided its initial projections for fiscal 2015 with sales of $2.69 billion, net earnings of $181 million and earnings per share of $4.25, a 16% increase over fiscal 2014 guidance.

"This was a very good quarter for our company with increased sales, record earnings and very strong cash flow,” said John Scannell, Chairman and CEO. “We are on track for fiscal '14, which will be a great year for Moog. As we look to fiscal '15, we should see further improvement. We’re forecasting very modest sales growth but a 16% increase in earnings per share. Company operating margins in fiscal '15 will expand by 50 basis points, despite some margin challenges in our Aircraft segment. We also expect another year of strong cash flow. Overall, if fiscal '15 turns out as we expect, it will be another record year for the company."

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell, Chairman and CEO, and Don Fishback, CFO, will host the call. Supplemental financial data will be available on the webcast web page approximately 60 minutes prior to the conference call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;

•	we operate in highly competitive markets with competitors who may have greater resources than we possess;

•
we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;

•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;

•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;

•
contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;

•	the loss of Boeing as a customer or a significant reduction in sales to Boeing could adversely impact our operating results;

•	our new product research and development efforts may not be successful which could reduce our sales and earnings;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;

•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;

•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings and equity and increase our pension funding requirements;

•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;

•	our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities;

•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;

•	unforeseen exposure to additional income tax liabilities may affect our operating results;

•	government regulations could limit our ability to sell our products outside the United States and could otherwise adversely affect our business;

•
the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;

•	future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business; and

•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
NET SALES	$683,698	$670,632	$1,976,961	$1,934,458
COST OF SALES	481,431	472,363	1,378,567	1,346,066
GROSS PROFIT	202,267	198,269	598,394	588,392
Research and development	32,498	33,109	105,478	103,550
Selling, general and administrative	102,616	96,550	307,349	302,420
Interest	2,215	6,084	9,788	21,122
Restructuring	—	4,795	—	6,996
Other	283	10,105	10,656	7,647
EARNINGS BEFORE INCOME TAXES	64,655	47,626	165,123	146,657
INCOME TAXES	16,533	13,399	47,179	41,785
NET EARNINGS	$48,122	$34,227	$117,944	$104,872

NET EARNINGS PER SHARE
Basic	$1.09	$0.76	$2.62	$2.31
Diluted	$1.08	$0.75	$2.59	$2.29

AVERAGE COMMON SHARES OUTSTANDING
Basic	44,077,121	45,316,429	44,946,413	45,334,657
Diluted	44,669,248	45,836,565	45,541,561	45,790,359

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales:
Aircraft Controls	$294,194	$272,855	$834,420	$783,996
Space and Defense Controls	102,505	100,071	297,260	292,224
Industrial Systems	147,722	147,161	442,998	439,338
Components	110,587	112,546	314,433	310,625
Medical Devices	28,690	37,999	87,850	108,275
Net sales	$683,698	$670,632	$1,976,961	$1,934,458
Operating profit (loss) and margins:
Aircraft Controls	$30,342	$31,054	$87,980	$93,647
	10.3%	11.4%	10.5%	11.9%
Space and Defense Controls	8,664	6,711	25,523	22,610
	8.5%	6.7%	8.6%	7.7%
Industrial Systems	16,826	9,273	44,010	26,157
	11.4%	6.3%	9.9%	6.0%
Components	16,972	18,360	46,707	52,548
	15.3%	16.3%	14.9%	16.9%
Medical Devices	2,343	(2,775)	7,348	133
	8.2%	(7.3%)	8.4%	0.1%
Total operating profit	75,147	62,623	211,568	195,095
	11.0%	9.3%	10.7%	10.1%
Deductions from operating profit:
Interest expense	2,215	6,084	9,788	21,122
Equity-based compensation expense	1,553	949	6,545	5,673
Corporate expenses and other	6,724	7,964	30,112	21,643
Earnings before income taxes	$64,655	$47,626	$165,123	$146,657

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 28, 2014	September 28, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$216,185	$157,090
Receivables	781,858	811,376
Inventories	547,256	551,674
Other current assets	133,083	127,235
TOTAL CURRENT ASSETS	1,678,382	1,647,375
PROPERTY, PLANT AND EQUIPMENT	565,300	562,363
GOODWILL	769,653	766,924
INTANGIBLE, net	190,534	208,756
OTHER ASSETS	50,923	51,677
TOTAL ASSETS	$3,254,792	$3,237,095
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$103,942	$105,088
Current installments of long-term debt	5,239	3,382
Accounts payable	164,519	181,893
Customer advances	134,913	145,854
Contract loss reserves	36,262	44,228
Other accrued liabilities	262,155	242,785
TOTAL CURRENT LIABILITIES	707,030	723,230
LONG-TERM DEBT, excluding current installments
Senior debt	670,027	409,125
Senior subordinated notes	—	191,562
LONG-TERM PENSION AND RETIREMENT OBLIGATIONS	240,924	269,751
DEFERRED INCOME TAXES	105,587	104,377
OTHER LONG-TERM LIABILITIES	849	3,285
TOTAL LIABILITIES	1,724,417	1,701,330
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' EQUITY
Common stock	51,280	51,280
Other shareholders' equity	1,479,095	1,484,485
TOTAL SHAREHOLDERS' EQUITY	1,530,375	1,535,765
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,254,792	$3,237,095